Exhibit d under form N-1A
                                                 Exhibit 10 under 601/Reg. S-K

                                  Exhibit QQ
                                    to the
                         Investment Advisory Contract

                      PRIME MANAGEMENT OBLIGATIONS FUND

            For all services rendered by Adviser hereunder, the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to 0.20% of the average daily net assets of the Fund.

            The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.20 of 1% applied to the daily net assets of the Fund.

            The advisory fee so accrued shall be paid to Adviser daily.

            Witness the due execution hereof this 1st day of March, 2003.


                                    FEDERATED INVESTMENT
                                    MANAGEMENT COMPANY


                                    By:  /s/ Keith M. Schappert
                                    Name:  Keith M. Schappert
                                    Title:  President


                                    MONEY MARKET OBLIGATIONS
                                    TRUST


                                    By:  /s/ J. Christopher Donahue
                                    Name:  J. Christopher Donahue
                                    Title:  President